Filed pursuant to 424(b)(3)

Registration Statement No. 333-276257

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated May 2, 2024)

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

Issuance of up to 909,090 Ordinary Shares

This prospectus supplement (this “Prospectus Supplement”) is being filed to update and supplement our prospectus contained in our Post-Effective Amendment No. 1 to Form F-1, dated May 2, 2024 (the “Prospectus”), relating to the resale of up to 909,090 ordinary shares, $0.0022 par value per share (the “Ordinary Shares”), by the selling stockholders named elsewhere in this prospectus (“Selling Stockholders”). The Ordinary Shares included in this prospectus consist of an aggregate of 909,090 Ordinary Shares underlying warrants held by each of the Selling Stockholders. The warrants are not registered for resale.

Specifically, this Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with certain information set forth below and contained in our Report on Form 6-K, which was submitted to the U.S. Securities and Exchange Commission (the “SEC”) on May 13, 2024. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement.

Partnership with Brink’s

On May 13, 2024, the Company announced a strategic partnership with Brink’s. The Company’s technology will be deployed by Brink’s to enhance various aspects of gold marking, auditing, and storage. Leveraging the Company’s technology, Brink’s will ensure impartial marking and auditing of gold in Dubai.

The joint service offered by Brink’s and the Company will be able to elevate the reporting and quality assurance standards for gold sourced, refined and vaulted in Dubai by companies operating both in Dubai Multi Commodities Centre’s free zone and in the whole Gulf Cooperation Council (GCC) region. Furthermore, the collaboration is intended to extend the benefits of the Company’s technology to empower market participants with enhanced transparency and liquidity in gold financing.

trueGold Consortium, a majority-owned subsidiary of the Company holding the exclusive Company technology license for all gold applications, will play a pivotal role in implementing the technology together with Brink’s for the gold market operations in Dubai. Additionally, the joint service between the Company (via trueGold) and Brink’s lab located in Dubai will commence during the third quarter, 2024.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and this Prospectus Supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this Prospectus Supplement and any amendments or supplements carefully before you make your investment decision.

Our Ordinary Shares are listed on The Nasdaq Capital Market under the symbol “SMX” and our public warrants are listed on The Nasdaq Capital Market under the symbol “SMXWW”. On May 10, 2024, the closing price of our Ordinary Shares was $0.1369.

Investing in our Ordinary Shares involves significant risks. You should read the section entitled “Risk Factors” beginning on page 16 of the Prospectus for a discussion of certain risk factors that you should consider before investing in our Ordinary Shares.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is May 14, 2024